LIMITED WAIVER

THIS LIMITED WAIVER (this “Waiver”) is made and given as of the 26th day of June, 2013 by SurePure, Inc., a Nevada corporation (the “Company”), in favor of Trinity Asset Management (Proprietary) Limited, a company formed under the laws of South Africa (Registration Number: 1996/010864/07) (the “Purchaser”) with respect to the Share Purchase Agreement (the “Agreement”), dated May 24, 2013, between the Company and the Purchaser. Capitalized terms used in this Waiver without definition shall have the respective meanings accorded them in the Agreement.

WHEREAS, on May 24, 2013, the Purchaser timely purchased all 250,000 Shares required to be purchased under Section 2.1 of the Agreement;

WHEREAS, under Section 2.1 of the Agreement, the Purchaser is obligated to purchase 250,000 Shares on or prior to May 31, 2013 and 500,000 Shares on or prior to June 28, 2013;

WHEREAS, on or prior to the date of this Waiver, the Purchaser has purchased only 101,318 of the Shares to have been purchased on or prior to May 31, 2013;

WHEREAS, the Purchaser has advised the Company that it does not expect to be able to purchase any additional shares prior to or on June 28, 2013;

WHEREAS, the Purchaser has further advised the Company that it may be able to purchase some or all of the additional Shares referred to in Section 2.1 from time to time through July 31, 2013, and accordingly has requested that the Company waive its right to terminate the Agreement based on the Purchaser’s failure to perform the Purchaser’s obligations under the Agreement and that the Company not exercise its right to terminate the Agreement;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders at the current time not to terminate the Agreement and to permit the Purchaser to provide additional funding to the Company to the extent it may be able to do so through July 31, 2013;

NOW, THEREFORE, the Company hereby waives its right to terminate the Agreement under Section 5.1 based on Trinity’s failure to perform its obligations under Section 2.1 of the Share Purchase Agreement, such waiver to remain in full force and effect until 5:00 PM, Cape Town time, on July 31, 2013 at which time, unless the Company provides a further waiver under the Agreement or the Purchaser purchases all Shares remaining to be purchased under Section 2.1 of the Agreement prior to such date and time, this Waiver will terminate and be of no further force or effect, and all rights of the Company shall remain as set forth in the Agreement. The right of the Purchaser to purchase additional shares under Section 2.3 of the Agreement remains in full force and effect notwithstanding its failure to timely pay for Share up to the date of this Waive. The provisions of Section 5.5 of the Agreement shall apply to this Waiver.

IN WITNESS WHEREOF, the undersigned has executed this Limited Waiver as of the date and year first above written.

SUREPURE, INC.

By:	/s/ Stephen M. Robinson
Name: Stephen M. Robinson Title: Chief Financial Officer